Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces Fourth Quarter and Full Year 2020 Financial Results
Net Loss of $7.2 Million and Net Loss Per Share of Common Stock Attributable to Common Stockholders of $0.42 for the 2020 Fourth Quarter
Adjusted EBITDA Increased 36.1% for the 2020 Fourth Quarter Over Prior Year Period
Adjusted EBITDAR Increased 9.6% for the 2020 Fourth Quarter Over Prior Year Period
_____________________________________________________________________________________
Westlake, OH (February 25, 2021): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three months and year ended December 31, 2020.
Jonathan M. Pertchik, TA's CEO, made the following statement regarding the 2020 fourth quarter results:
"The COVID-19 pandemic continues to have an extensive impact on demand and our operations; however, through our mission to 'Return every traveler to the road better than they came', the early effectiveness of our Transformation Plan and our discipline around managing expenses, we were able to deliver improved operating results in the fourth quarter. We reduced our adjusted net loss by $2.1 million and posted a $7.2 million, or 36.1%, improvement in adjusted EBITDA and a $7.9 million, or 9.6%, improvement in adjusted EBITDAR over the prior year fourth quarter.
Our continued focus on our fleet customers drove a 16.2% increase in diesel fuel sales volume over the prior year fourth quarter, although our adjusted fuel gross margin, which excludes the federal biodiesel blenders' tax credit recognized during 2020 and December 2019, was down 8.8% due to lower gasoline sales volume as a result of reduced four wheel traffic and low volatility in the diesel fuel wholesale market, which unfavorably impacted fuel gross margin per gallon. Additionally, the 2020 fourth quarter was impacted by diesel fuel gross margin market volatility and headwinds which also impacted the quarter results, and may continue to create challenges going forward. Nonetheless, our enhanced leadership has demonstrated its ability to effectively execute through challenging times caused by COVID-19 pandemic.
Total nonfuel revenues decreased 1.0% over the prior year period driven almost entirely by a decline in revenues at our full service restaurants, many of which remain closed due to governmental mandates and our own precautions taken in response to the COVID-19 pandemic. Excluding full service restaurants, total nonfuel revenues improved 7.1% over the prior year due to solid improvements in our store and retail services and truck service departments, as well as a significant improvement in revenues from diesel exhaust fluid. Our sound discipline in managing expenses, resulted in decreases of 8.7% and 4.5% in site level operating expense and selling, general and administrative expense, respectively, were primary factors in delivering improved quarter over quarter results.
Looking ahead, while fuel gross margin headwinds may persist, we are extremely excited about our 2021 capital expenditures plans that focus on both remediation and growth on top of the operational improvements we have implemented. We expect to target a 15% to 20% cash on cash return for those capital expenditures related to growth initiatives. Equally as exciting are our burgeoning plans in the area of alternative energy, where we are moving toward onboarding dedicated leadership and finalizing a clear strategy going forward that we expect may include meaningful collaborations and ventures. This is a challenging, yet exciting and opportune time at TA."

Reconciliations to GAAP:
Adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, adjusted fuel gross margin, adjusted fuel gross margin per gallon, adjusted fuel gross margin and nonfuel revenues, EBITDA, adjusted EBITDA, adjusted EBITDAR and adjusted EBITDAR margin are non-GAAP financial measures. The U.S. generally accepted accounting principles, or GAAP, financial measures that are most directly comparable to the non-GAAP measures disclosed herein are included in the supplemental tables below.

Fourth Quarter 2020 Highlights:
•Cash and cash equivalents of $483.2 million and availability under TA's revolving credit facility of $70.0 million for total liquidity of $553.2 million as of December 31, 2020.
•The following table presents detailed results for TA's fuel sales for the 2020 and 2019 fourth quarters.

(in thousands, except per gallon amounts)	Three Months Ended December 31,
	2020	2019	Change
Fuel sales volume (gallons):
Diesel fuel	492,674	423,943	16.2%
Gasoline	63,246	73,259	(13.7)%
Total fuel sales volume	555,920	497,202	11.8%

Fuel gross margin	$79,374	$147,691	(46.3)%
Adjusted fuel gross margin(1)	70,641	77,462	(8.8)%
Fuel gross margin per gallon	$0.143	$0.297	(51.9)%
Adjusted fuel gross margin per gallon(1)	0.127	0.156	(18.6)%
(1) In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019. The 2020 and 2019 fourth quarter amounts exclude $8.7 million and $70.2 million, respectively, of benefits recognized from the federal biodiesel blenders' tax credit. See the reconciliations from fuel gross margin to adjusted fuel gross margin and fuel gross margin per gallon to adjusted fuel gross margin per gallon in the supplemental tables below.
•The following table presents detailed results for TA's nonfuel revenues for the 2020 and 2019 fourth quarters.

(in thousands)	Three Months Ended December 31,
2020	2019	Change
Nonfuel revenues:
Store and retail services	$171,346	$161,237	6.3%
Truck service	166,263	153,147	8.6%
Restaurant	75,156	107,951	(30.4)%
Diesel exhaust fluid	29,979	24,767	21.0%
Total nonfuel revenues	$442,744	$447,102	(1.0)%

Nonfuel gross margin	$270,137	$274,035	(1.4)%
Nonfuel gross margin percentage	61.0%	61.3%	(30)	pts
•Adjusted fuel gross margin and nonfuel revenues of $513.4 million decreased $11.2 million, or 2.1%, as compared to the prior year period.
•Net loss of $7.2 million decreased $50.3 million, or 116.6%, and adjusted net loss of $5.1 million improved $2.1 million, or 29.4%, as compared to the prior year period.
•Adjusted EBITDA of $27.0 million increased $7.2 million, or 36.1%, as compared to the prior year period.

•Adjusted EBITDAR of $90.9 million increased $7.9 million, or 9.6%, as compared to the prior year period.
•Adjusted EBITDAR margin increased to 17.7%, or 190 basis points, from 15.8% for the prior year period.
Term Loan Facility
On December 14, 2020, TA entered into a $200.0 million term loan facility, or the Term Loan Facility, which is secured by a pledge of all the equity interests of substantially all of TA's wholly owned subsidiaries and a pledge of substantially all of TA's other assets and the assets of such wholly-owned subsidiaries. TA expects to use the net proceeds from the Term Loan Facility for general business purposes, including the funding of deferred capital expenditures, updates to key information technology infrastructure and growth initiatives consistent with its Transformation Plan, as defined below.
QSL Business Sale
TA has entered an agreement to sell its Quaker Steak & Lube, or QSL, business, which includes 41 of its standalone restaurants, for approximately $5.0 million, excluding costs to sell and certain closing adjustments. As of December 31, 2020, TA classified the QSL business as held for sale, and as a result, recorded an impairment charge of $13.7 million in the 2020 fourth quarter. This sale is expected to close during the 2021 first quarter; however, it is subject to certain conditions. Accordingly, TA cannot be certain that it will complete this sale, that this sale will not be delayed or that the terms will not change.
Growth and Cost Control Strategies
TA has commenced numerous initiatives across its organization under the Transformation Plan, for the purpose of expanding its travel center network, improving and enhancing operational efficiencies and profitability and in support of its core mission to "Return every traveler to the road better than they came." TA believes these and certain other initiatives will expand its franchise base, increase diesel fuel and gasoline gross margin and fuel sales volume, increase market share in the truck service industry, improve merchandising and gross margin in store and retail services and improve operating effectiveness in its food service offerings while focusing on opportunities to continue to control costs in field operations.
On April 30, 2020, TA committed to and initiated the Reorganization Plan to improve the efficiency of its operations. As part of the Reorganization Plan, TA reduced its headcount and eliminated certain positions, which TA expects to result in approximately $13.1 million of net annual savings in selling, general and administrative expense. In addition, TA has made certain changes in its leadership and their roles and created both a corporate development team and a procurement team. The non-recurring costs of the Reorganization Plan were $4.3 million, which were comprised primarily of severance, outplacement services, stock based compensation expense associated with the accelerated vesting of previously granted stock awards for certain employees and fees for recruitment of certain executive positions. These costs, along with additional separation costs of $1.1 million recognized in the fourth quarter of 2020, were recognized in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive (loss) income during the year ended December 31, 2020.
During the 2020 second quarter, TA commenced a strategic transformation consisting of numerous initiatives across its organization, including the Reorganization Plan, to enhance operations, strengthen its financial position, reduce costs and expand its nationwide network by increasing its franchising business, or the Transformation Plan. These initiatives included significant leadership appointments of qualified candidates who bring new and valuable experiences as well as initiative, critical skills and new visions and approaches to TA's business. Key among these initiatives was the creation of a centralized procurement group to drive economies of scale in pricing, increased leverage in vendor negotiations and ultimately lead to substantial purchasing savings and a streamlined operation. Other key initiatives are focused in areas of liquidity, identifying opportunities for realizing both costs savings and increased revenues, including merchandising in the convenience stores, internal distribution of merchandise delivery, truck repair training and staffing and information technology systems.
Since the beginning of 2019, TA has entered into franchise agreements covering 33 travel centers to be operated under TA's travel center brand names, including 21 new agreements in 2020. Four of these franchised travel centers began operations during 2019, 10 began operations during 2020, one began operations thus far in 2021 and TA anticipates the remaining 18 franchised travel centers will begin operations by the end of the 2022 first quarter.
As previously disclosed, on October 28, 2019, TA entered into a multi unit franchise agreement with IHOP Franchisor LLC, a subsidiary of IHOP®, or IHOP, to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants. TA had opened one location before the COVID-19 pandemic and is now proceeding with the conversion of five additional locations at a cost of approximately $1.4 million per location, following a period of delay due to the COVID-19 pandemic in 2020. In addition, TA is carefully evaluating other opportunities to drive value within its full service restaurants.

TA's capital expenditures plan for 2021 contemplates aggregate investments in the range of $175.0 million to $200.0 million targeted towards improving and growing TA's core travel center business. The 2021 capital expenditures plan includes projects to upgrade TA's travel center locations and technology systems infrastructure as well as growth initiatives. Approximately half of TA's capital expenditure plan for 2021 is focused on growth initiatives that meet or exceed TA's 15% to 20% cash on cash return hurdle.
Importantly, TA is committed to embracing environmentally friendly sources of energy and is currently planning on expanding its biodiesel blending capabilities, as well as availability of diesel exhaust fluid at the pump. Moreover, TA intends to onboard dedicated internal resources, as well as create relationships within the supply, storage and distribution chain for non-fossil fuels. TA believes its large, irreplaceably well located sites and its focus as a pure supplier provide a unique opportunity to make both fossil and non-fossil fuels available as it determines the appropriate timeframes to do so.

Conference Call
On Friday, February 26, 2021, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months and year ended December 31, 2020. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10150721.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's fourth quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada, standalone truck service facilities located in three states and standalone restaurants located in 12 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube," or QSL, brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Fuel	$840,104	$1,071,577	$3,084,323	$4,247,069
Nonfuel	442,744	447,102	1,747,418	1,856,147
Rent and royalties from franchisees	3,814	3,532	14,296	14,143
Total revenues	1,286,662	1,522,211	4,846,037	6,117,359

Cost of goods sold (excluding depreciation):
Fuel	760,730	923,886	2,750,971	3,868,351
Nonfuel	172,607	173,067	685,391	726,418
Total cost of goods sold	933,337	1,096,953	3,436,362	4,594,769

Site level operating expense	214,379	234,705	870,329	943,810
Selling, general and administrative expense	36,867	38,624	145,038	155,474
Real estate rent expense	63,850	63,668	255,743	257,762
Depreciation and amortization expense	38,676	28,142	127,789	100,260

(Loss) income from operations	(447)	60,119	10,776	65,284

Interest expense, net	8,415	7,094	30,479	28,356
Other expense (income), net	270	(1,250)	1,379	(880)
(Loss) income before income taxes	(9,132)	54,275	(21,082)	37,808
Benefit (provision) for income taxes	1,956	(11,158)	6,178	(4,339)
Net (loss) income	(7,176)	43,117	(14,904)	33,469
Less: net (loss) income for noncontrolling interest	(1,109)	35	(1,005)	124
Net (loss) income attributable to common stockholders	$(6,067)	$43,082	$(13,899)	$33,345

Net (loss) income per share of common stock attributable to common stockholders:
Basic and diluted	$(0.42)	$5.29	$(1.23)	$4.12

Weighted average vested shares of common shares	14,151	7,821	10,961	7,783
Weighted average unvested shares of common shares	304	326	344	316
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance and believes that they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net (loss) income attributable to common stockholders, net (loss) income, (loss) income from operations, operating margin or net (loss) income per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net loss, adjusted net loss per share of common stock attributable to common stockholders, adjusted fuel gross margin and nonfuel revenues, EBITDA, adjusted EBITDA, adjusted fuel gross margin, and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. TA calculates EBITDA as net (loss) income before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR and adjusted EBITDAR margin may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since these measures eliminate the effects of variability in leasing methods and capital structures. These measures may also help investors evaluate TA's valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR and adjusted EBITDAR margin are presented solely as valuation measures and should not be viewed as measures of overall operating performance or considered in isolation or as an alternative to net (loss) income because they exclude the real estate rent expense associated with TA's leases and they are presented for the limited purposes referenced herein. TA calculates EBITDAR as net (loss) income before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses. TA calculates adjusted EBITDAR margin as adjusted EBITDAR as a percentage of adjusted fuel gross margin and nonfuel revenues.
TA excluded the federal biodiesel blenders' tax credit when calculating its adjusted non-GAAP financial measures. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, adjusted non-GAAP financial measures for the three months and year ended December 31, 2019, do not include the benefit of the federal biodiesel blenders' tax credit and excluding the benefit for the three months and year ended December 31 2020, allows investors to better compare TA's performance between periods.
TA believes that net (loss) income is the most directly comparable GAAP financial measure to adjusted net loss, EBITDA, adjusted EBITDA and adjusted EBITDAR; net (loss) income per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net loss per share of common stock attributable to common stockholders; fuel gross margin and nonfuel revenues are the most directly comparable GAAP financial measure to adjusted fuel gross margin and nonfuel revenues; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months and years ended December 31, 2020 and 2019.

Calculation of adjusted net loss:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(7,176)	$43,117	$(14,904)	$33,469
Add: QSL impairment(1)	13,715	—	13,715	—
Add: Asset write offs(2)	—	—	8,906	—
Add: Reorganization Plan and other separation costs(3)	1,076	—	5,364	—
Add: Field employee bonus expenses(4)	—	—	3,769	—
Add: Goodwill impairment(5)	—	—	3,046	—
Add: Executive officer retirement agreement expenses(6)	—	—	2,109	—
Add: Impairment of property and equipment(7)	—	2,369	6,574	2,369
Add: Impairment of operating lease assets(7)	—	579	1,262	579
Add: Costs of SVC transactions(8)	—	—	—	458
Less: Loyalty award expiration(9)	—	—	—	(2,911)
Less: Employee retention tax credit(10)	(3,268)	—	(3,268)	—
Less: Federal biodiesel blenders' tax credit(11)	(8,733)	(70,229)	(29,521)	(70,229)
(Less) add: Net (loss) income tax impact(12)	(703)	16,954	(3,013)	17,572
Adjusted net loss	$(5,089)	$(7,210)	$(5,961)	$(18,693)

Calculation of adjusted net loss per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income per share of common stock attributable to common stockholders (basic and diluted)	$(0.42)	$5.29	$(1.23)	$4.12
Add: QSL impairment(1)	0.95	—	1.21	—
Add: Asset write offs(2)	—	—	0.79	—
Add: Reorganization Plan and other separation costs(3)	0.07	—	0.47	—
Add: Field employee bonus expenses(4)	—	—	0.33	—
Add: Goodwill impairment(5)	—	—	0.27	—
Add: Executive officer retirement agreement expenses(6)	—	—	0.19	—
Add: Impairment of property and equipment(7)	—	0.29	0.58	0.29
Add: Impairment of operating lease assets(7)	—	0.07	0.11	0.07
Add: Costs of SVC transactions(8)	—	—	—	0.06
Less: Loyalty award expiration(9)	—	—	—	(0.36)
Less: Employee retention tax credit(10)	(0.23)	—	(0.29)	—
Less: Federal biodiesel blenders' tax credit(11)	(0.60)	(8.62)	(2.61)	(8.67)
(Less) add: Net (loss) income tax impact(12)	(0.05)	2.08	(0.26)	2.17
Adjusted net loss per share of common stock attributable to common stockholders (basic and diluted)	$(0.28)	$(0.89)	$(0.44)	$(2.32)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted fuel gross margin and nonfuel revenues:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Fuel gross margin	$79,374	$147,691	$333,352	$378,718
Nonfuel revenues	442,744	447,102	1,747,418	1,856,147
Total fuel gross margin and nonfuel revenues	522,118	594,793	2,080,770	2,234,865
Less: Loyalty award expiration(9)	—	—	—	(2,911)
Less: Federal biodiesel blenders' tax credit(11)	(8,733)	(70,229)	(29,521)	(70,229)
Adjusted fuel gross margin and nonfuel revenues	$513,385	$524,564	$2,051,249	$2,161,725

Calculation of EBITDA, adjusted EBITDA and adjusted EBITDAR:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income	$(7,176)	$43,117	$(14,904)	$33,469
(Less) add: (Benefit) provision for income taxes	(1,956)	11,158	(6,178)	4,339
Add: Depreciation and amortization expense	38,676	28,142	127,789	100,260
Add: Interest expense, net	8,415	7,094	30,479	28,356
EBITDA	37,959	89,511	137,186	166,424
Add: Reorganization Plan and other separation costs(3)	1,076	—	5,364	—
Add: Field employee bonus expenses(4)	—	—	3,769	—
Add: Executive officer retirement agreement expenses(6)	—	—	2,109	—
Add: Impairment of operating lease assets(7)	—	579	1,262	579
Add: Costs of SVC transactions(8)	—	—	—	458
Less: Loyalty award expiration(9)	—	—	—	(2,911)
Less: Employee retention tax credit(10)	(3,268)	—	(3,268)	—
Less: Federal biodiesel blenders' tax credit(11)	(8,733)	(70,229)	(29,521)	(70,229)
Adjusted EBITDA	27,034	19,861	116,901	94,321
Add: Real estate rent expense	63,850	63,668	255,743	257,762
Less: Impairment of operating lease assets(7)	—	(579)	(1,262)	(579)
Adjusted EBITDAR	$90,884	$82,950	$371,382	$351,504

Calculation of operating margin:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total revenues	$1,286,662	$1,522,211	$4,846,037	$6,117,359
Operating (loss) income	(447)	60,119	10,776	65,284
Operating margin	NM	3.9%	0.2%	1.1%

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted EBITDAR margin:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDAR(13)	$90,884	$82,950	$371,382	$351,504
Adjusted fuel gross margin and nonfuel revenues(13)	513,385	524,564	2,051,249	2,161,725
Adjusted EBITDAR margin	17.7%	15.8%	18.1%	16.3%

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Fuel gross margin	$79,374	$147,691	$333,352	$378,718
Less: Loyalty award expiration(9)	—	—	—	(2,840)
Less: Federal biodiesel blenders' tax credit(11)	(8,733)	(70,229)	(29,521)	(70,229)
Adjusted fuel gross margin	$70,641	$77,462	$303,831	$305,649

Fuel gross margin per gallon	$0.143	$0.297	$0.161	$0.191
Less: Loyalty award expiration(9)	—	—	—	(0.001)
Less: Federal biodiesel blenders' tax credit(11)	(0.016)	(0.141)	(0.014)	(0.035)
Adjusted fuel gross margin per gallon	$0.127	$0.156	$0.147	$0.155
(1) QSL Impairment. TA is party to an agreement for it to sell the QSL business for approximately $5.0 million, excluding costs to sell and certain closing adjustments. TA has classified its QSL business as held for sale as of December 31, 2020. During the three months and year ended December 31, 2020, TA recorded an impairment charge of $13.7 million relating to its QSL business, which is included in depreciation and amortization expense in TA's consolidated statement of operations and comprehensive (loss) income.
(2) Asset Write Offs. During the year ended December 31, 2020, TA wrote off $8.1 million and $0.8 million related to programs that were canceled and intangibles relating to three QSL franchises that closed in April 2020, respectively. These amounts were included in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive (loss) income.
(3) Reorganization Plan and Other Separation Costs. On April 30, 2020, TA commenced a company wide Reorganization Plan. During the three months and year ended December 31, 2020, TA recognized $1.1 million and $5.4 million, respectively, of costs related to the Reorganization Plan and other separation agreements, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive (loss) income.
(4) Field Employee Bonus Expense. In March and April 2020, TA paid cash bonuses to certain employees who continued to work at its locations during the COVID-19 pandemic. These bonuses resulted in additional compensation expense of $3.8 million for the year ended December 31, 2020, which were included in site level operating expense in TA's consolidated statements of operations and comprehensive (loss) income.
(5) Goodwill Impairment. During the year ended December 31, 2020, TA recognized a goodwill impairment charge of $3.0 million with respect to its QSL reporting unit, which was recognized in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive (loss) income.
(6) Executive Officer Retirement Agreement Expenses. TA agreed to accelerate the vesting of previously granted stock awards and make cash payments as part of TA's retirement and separation agreements with certain former executive officers. The accelerations and cash payments resulted in additional compensation expense of $2.1 million for the year ended December 31, 2020, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive (loss) income.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
(7) Impairment of Property and Equipment and Operating Lease Assets. During the year ended December 31, 2020, TA recognized $6.6 million and $1.3 million of impairment charges to property and equipment and operating lease assets, respectively, related to certain standalone restaurants. During the three months and year ended December 31, 2019, TA recognized $2.4 million and $0.6 million of impairment charges to property and equipment and operating lease assets, respectively, related to certain standalone restaurants. The impairment charges were recognized in depreciation and amortization expense and real estate rent expense, respectively, in TA's consolidated statements of operations and comprehensive (loss) income.
(8) Costs of SVC Transactions. In January 2019, TA entered transaction agreements with SVC pursuant to which they amended their leases. During the year ended December 31, 2019, TA incurred $0.5 million of expenses associated with amendments of these leases. These expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive (loss) income.
(9) Loyalty Award Expiration. During the year ended December 31, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire 10 days after issuance for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the year ended December 31, 2019, $2.8 million of which was recognized to fuel revenues and $0.1 million to nonfuel revenues in TA's consolidated statements of operations and comprehensive (loss) income.
(10) Employee Retention Tax Credit. On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, as a response to the economic uncertainty resulting from the COVID-19 pandemic. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits. As a result, TA recognized $3.3 million for the three months and year ended December 31, 2020, which was recognized as a reduction to site level operating expense in TA's consolidated statements of operations and comprehensive (loss) income.
(11) Federal Biodiesel Blenders' Tax Credit. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, TA recognized $8.7 million and $70.2 million for the three months ended December 31, 2020 and 2019, respectively, and $29.5 million and $70.2 million for the years ended December 31, 2020 and 2019, respectively, which were recognized as a reduction to fuel cost of goods sold in TA's consolidated statements of operations and comprehensive (loss) income.
(12) Net (Loss) Income Tax Impact. TA calculated the income tax impact of the adjustments described above by using its estimated statutory rate of 25.2% for each of the three months and years ended December 31, 2020 and 2019.
(13) Reconciliations from net (loss) income and fuel gross margin and nonfuel revenues, the financial measures determined in accordance with GAAP to the non-GAAP financial measures disclosed herein, are included in the supplemental tables above.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,
	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$483,151	$17,206
Accounts receivable, net	94,429	173,496
Inventory	172,830	196,611
Other current assets	35,506	32,456
Total current assets	785,916	419,769

Property and equipment, net	801,789	868,503
Operating lease assets	1,734,883	1,817,998
Goodwill	22,213	25,259
Intangible assets, net	11,529	20,707
Other noncurrent assets	87,530	78,659
Total assets	$3,443,860	$3,230,895

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$158,075	$147,440
Current operating lease liabilities	111,255	104,070
Other current liabilities	175,867	138,455
Total current liabilities	445,197	389,965

Long term debt, net	525,397	329,321
Noncurrent operating lease liabilities	1,763,166	1,880,188
Other noncurrent liabilities	69,121	58,885
Total liabilities	2,802,881	2,658,359

Stockholders' equity (14,574 and 8,307 shares of common stock outstanding as of December 31, 2020 and 2019, respectively)	640,979	572,536
Total liabilities and stockholders' equity	$3,443,860	$3,230,895
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased and improved operating results may imply that TA will realize similar or better results in the future and that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges, many of which are beyond its control, including the COVID-19 pandemic. As a result, TA may not be able to realize similar or better results in the future and it may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits;
•Statements about TA commencing numerous initiatives which it believes will improve and enhance its operational efficiencies and profitability, increase diesel fuel and gasoline gross margin and fuel sales volume, increase market share in the truck service industry, improve merchandising and gross margin in store and retail services, improve operating effectiveness in its full service restaurants and expand its franchise base. However, TA may not be able to recognize the improvements to its operating results that it anticipates. In addition, the costs incurred to complete the initiatives may cost more than TA anticipates;
•Statements about TA’s ability to effectively execute through challenging times caused by the COVID-19 pandemic may imply TA will continue to be able to effectively execute during the pandemic and its aftermath. However, it is uncertain when the pandemic may end and what its ultimate impact will be on the economy, the travel center industry and TA’s business. As a result, TA may be unable to effectively execute if the pandemic continues for an extended duration or worsens;
•Statements about TA’s targeted returns on its capital expenditures. TA may not be able to realize those returns;
•Statements about the expectation that TA will recognize annual cost savings of approximately $13.1 million as a result of the Reorganization Plan, as well as certain other cost savings it realized in the 2020 fourth quarter and its discipline around managing expenses. However, TA may not realize or maintain these cost savings;
•Statements about the successful expansion of TA's franchise business will depend on TA's ability to increase the number of sites available for franchising, to identify qualified franchisees and to enter into franchising agreements with those franchisees on agreeable terms. Further, the success of any franchise arrangements will depend on the ability of the franchisees to profitably operate those franchises;
•Statements about TA entering into a multi unit franchise agreement with IHOP to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants. TA is only obligated to convert the initial 20 full service restaurants to IHOP with the remaining conversions at TA's discretion. TA may fail to convert those 20 initial restaurants and may determine not to convert some or all of the remaining 74 restaurants. The timing and costs for these conversions may exceed TA's expectations and TA may fail to complete these conversions in accordance with the schedule; and
•Statements about investing capital into relationships with companies that supply, distribute or store electric or other non-fossil fuel, alternative energy resources. TA may decide not to invest capital into these relationships and these relationships may not materialize or become beneficial.
The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2020, which has been or will be filed with the U.S. Securities and Exchange Commission, or SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements. Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
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